Exhibit 99.1

Royal Gold Reports Record Revenue and Strong Financial Results for the Fourth Quarter, and Record Revenue, Earnings and Cash Flow for Fiscal Year 2021

DENVER, COLORADO. AUGUST 11, 2021: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we,” “us,” or “our”) reports fiscal year 2021 (“fiscal 2021”) net income of $302.5 million, or $4.61 per share, on revenue of $615.9 million and operating cash flow of $407.2 million. Adjusted net income[1] was $236.5 million, or $3.59 per share.

“Not only did we produce record financial results, but we also achieved several significant strategic goals in fiscal 2021,” commented Bill Heissenbuttel, President and CEO of Royal Gold, “including the following highlights for the year:

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We funded our base silver stream at Khoemacau and, with an incremental stream advance, are now positioned to purchase 84% of the payable silver from a project that has recently produced its first concentrate,
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We sharpened our focus on our core royalty and streaming business with the sale of our Peak Gold joint venture interest, and with our three recent acquisitions we remain committed to both gold as our strategic metal of focus, and investing in properties with exploration and production upside,
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We completed our acquisitions with existing sources of liquidity and without equity dilution to our shareholders, while also increasing our return of capital to our shareholders through the 20th consecutive increase in our annual dividend,
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We extended our revolving credit to July 2026, securing a key source of liquidity to finance accretive growth for another five years,
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We completed community support arrangements with two of our principal property operators and introduced an ongoing ESG support structure to our NX Gold stream, and
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We will transition to a December 31 fiscal year end in order to align our reporting with our precious metal peers and facilitate comparative analysis for our analysts and shareholders.

We achieved all of these accomplishments only through the efforts of our dedicated employees, who continue to work with great professionalism and dedication while successfully working through the various challenges of the COVID-19 environment.”

Fiscal Fourth Quarter Results

For the fiscal fourth quarter ended June 30, 2021 (“fourth quarter”), net income of $81.7 million, or $1.24 per share, was reported on record revenue of $168.0 million and record operating cash flow of $120.9 million. Adjusted net income[1] was $68.7 million, or $1.04 per share.

Key Fiscal 2021 Highlights:

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Record financial performance with revenue of $615.9 million, operating cash flow of $407.2 million and earnings of $302.5 million, increases of 23%, 19% and 52%, respectively, over the prior year
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74% of revenue from gold and 10% from silver
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Volume of 333,100 GEOs[2]
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Ended the year debt free, with net cash[3] of $222 million and available liquidity of $1.2 billion
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Increased dividend for the 20th consecutive year to $1.20 per share, a 7% increase over the prior year
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Continued Board renewal with election of Fabiana Chubbs

Key Fourth Quarter Highlights:

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Record revenue of $168.0 million and operating cash flow of $120.9 million
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Acquired royalty on the Côté Gold development project
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Announced gold stream on the NX Gold Mine, including ESG funding commitment
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Khoemacau stream rate increased to 84% of payable silver, with first concentrate produced June 30

Post Quarter Events:

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Acquired royalty on the world-class Red Chris Mine
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Drew $100 million on revolving credit facility to fund acquisitions

1 Adjusted net income and adjusted net income per share are a non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

3 Net debt (and net cash) is a non-GAAP financial measure. See Schedule A of this press release for additional information.

Recent Developments

First Concentrate Production and Shipment at the Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), a major milestone was achieved at the Khoemacau Project (“Khoemacau”) in Botswana on June 30, 2021, with the production of the first copper silver concentrate from the Boseto process plant. This milestone was achieved safely, within schedule and the overall project remains within 3% of the original budget. The project is currently undergoing commissioning activities and the first shipment of concentrate was made in mid-July 2021.

Since underground development of Zone 5 commenced in early calendar 2020, more than 350,000 tonnes of high-grade sulphide ore has been stockpiled on surface. While the state of emergency declared by the Government of Botswana to help prevent the spread of COVID-19 remains in place until at least September 30, 2021, mining remains designated as an “essential service” and KCM reports that activities at site are continuing. Absent any potential further unforeseen impacts caused by COVID-19 considerations, KCM expects to ramp up through the balance of calendar 2021 and reach full production in early 2022. At full production, Khoemacau has the capacity to produce 155,000 to 165,000 tonnes of high-grade copper and silver concentrate a year, containing approximately 60,000 to 65,000 tonnes of payable copper and 1.8 to 2.0 million ounces of payable silver.

Royal Gold holds the right to receive 84% of the payable silver produced from Khoemacau until the delivery of approximately 33.6 million silver ounces, and 42% thereafter. Royal Gold will pay a cash price equal to 20% of the spot silver price for each ounce delivered; however, if KCM achieves mill expansion throughput levels above 13,000 tonnes per day (30% above current mill design capacity), Royal Gold will pay a higher ongoing cash price for silver ounces delivered in excess of specific annual thresholds.

As of June 30, 2021, Royal Gold had remaining committed funding of $49.4 million to KCM in the form of $42.4 million of additional advance payments under the stream and $7.0 million remaining on a subordinated debt facility, both of which may be drawn at the election of KCM prior to the earlier of completion of development or 60 days after the start of commercial production. On July 7, 2021, KCM drew the remaining $7.0 million amount on the subordinated debt facility, reducing Royal Gold’s remaining committed funding to $42.4 million of additional advance payments. The subordinated debt facility has a term of seven years, carries interest at a rate of LIBOR +11% and requires mandatory repayment upon certain events. KCM has indicated that it does not expect to draw any material amounts from this remaining committed funding.

Acquisition of Royalty on the Red Chris Mine

On August 11, 2021, Royal Gold acquired a 1.0% net smelter return royalty on certain areas of the Red Chris Mine in British Columbia, Canada, from a subsidiary of Glencore International AG for $165 million in cash. The royalty covers an area of approximately 5,100 hectares which includes the currently known mineralization and prospective exploration targets.

The Red Chris Mine is an operating open pit mine producing gold, copper and silver, and is located on the northern edge of the Skeena Mountains. The mine is owned and operated by the Red Chris JV, which is owned 70% by Newcrest Mining Ltd. (“Newcrest”) and 30% by Imperial Metals Corporation, in which Newcrest is the operator.

Acquisition of Gold Stream on the NX Gold Mine

As previously announced, Royal Gold entered into a stream agreement on June 30, 2021, for gold produced from the NX Gold Mine in Brazil with Ero Gold Corp., a wholly owned subsidiary of Ero Copper Corp., and certain of its affiliates (together, “Ero”).

The transaction closed on August 6, 2021, and Royal Gold made an advance payment of $100 million upon closing. Royal Gold will make up to an additional $10 million of further payments from the beginning of calendar 2022 through the end of calendar 2024 based on Ero’s achievement of success-based targets related to regional exploration and resource additions. In return, Royal Gold will receive 25% of the gold produced from the NX Gold Mine until the delivery of 93,000 ounces, and 10% thereafter. Royal Gold will pay 20% of the spot gold price for each ounce delivered until the delivery of 49,000 ounces, and 40% of the spot gold price thereafter. Royal Gold will also contribute $5 per ounce of gold delivered under the stream agreement towards Ero’s environmental, social and governance (“ESG”) commitments within the area of influence of the NX Gold Mine.

A delivery of approximately 2,500 ounces of gold based on mine production through to closing is expected to be received from Ero within five business days of closing the transaction.

On July 7, 2021, Ero announced that nine drill rigs were operating on the property with a focus on extending the Santo Antonio Vein, identifying new veins within and adjacent to the mine’s infrastructure, and conducting the first regional exploration drill program on newly identified structures. Results reported included a 9 meter intercept grading 22.7 grams per tonne gold located approximately 10 meters beyond the limit of the 2020 inferred mineral resource shell at the Santo Antonio Vein, and the discovery of a new high-grade extension of the Matinha Vein. Regional drilling resulted in the discovery of two new mineralized gold systems located approximately 1.2 kilometers Northeast (Sovaco de Cobra) and 25 kilometers East-Northeast (Mata Verde) of the NX Gold Mine.

On August 4, 2021, Ero reaffirmed 2021 gold production guidance for the NX Gold Mine of 34,500 ounces to 37,500 ounces.

Acquisition of Royalty on the Côté Gold Project

On June 7, 2021, Royal Gold acquired a 1.0% net smelter return royalty on certain claims covering the Côté Gold Project in Northern Ontario, Canada, for $75 million in cash. The Côté Gold Project is owned 92.5% by the Côté Gold Joint Venture (a joint venture owned 70% by IAMGOLD Corporation (“Iamgold”) and 30% by Sumitomo Metal Mining Co., Ltd.), and 7.5% by a third party. The royalty covers the Chester 3 claims, which contain approximately 70% of the current reserves of the Côté Gold Project, as well as other areas outside the current project area.

The Côté Gold Project is currently under construction by the Côté Gold Joint Venture, with Iamgold as the operator. A positive investment decision was made on July 21, 2020, and Iamgold reported that approximately $276 million of the $1,605 to $1,680 million total estimated cost had been incurred as of June 30, 2021. According to Iamgold, the Côté Gold Project was approximately 27% complete as of June 30, 2021, and is currently on schedule and on track for commercial production in the second half of calendar 2023.

The Côté Gold Project has Proven and Probable Reserves of 7.3 million ounces of gold and is expected to operate for a mine life of at least 18 years. Iamgold expects the mine to produce an average of 367,000 ounces of gold per year with an average of 493,000 ounces per year in the first five years of production. Life of mine total cash costs are expected to be $600 per ounce with all-sustaining costs of $771 per ounce.

Mount Milligan Life of Mine Plan and Water Supply Update

Centerra Gold Inc. (“Centerra”) reported in May 2021 that given productivity improvements, cost controls and brownfield exploration success, it is updating the Mount Milligan life of mine plan. On August 10, 2021, Centerra reported that exploration activity is ongoing and results from drilling during the quarter ended June 30 indicate significant mineralization at targets below the ultimate open pit boundary and along the eastern and southeastern margins of the open pit.

With respect to water supply, Centerra reported that Mount Milligan accessed water from surface water sources and groundwater wells near the tailings storage facility in the quarter ended June 30, 2021, and with stored water inventory in excess of eight million cubic meters it estimated that Mount Milligan has sufficient water to enable continuous production for at least twelve months. Centerra also reported that it continues to pursue a longer-term solution to its water requirements at Mount Milligan and is in discussions with regulators, First Nations partners and other stakeholders. Centerra reported that in the first half of 2021 it obtained an environmental assessment certificate amendment and related permits to access surface water sources for Mount Milligan through November 2023.

On August 10, 2021, Centerra also reported that it is on track to achieve previously-provided 2021 production guidance of between 180,000 and 200,000 ounces of gold and between 70 million and 80 million pounds of copper at Mount Milligan. However, Centerra advised that forest fires in the Province of British Columbia have the potential to disrupt shipments to and from the mine and the operation itself.

Pueblo Viejo Expansion Continues and Silver Recoveries Improving

Barrick Gold Corporation (“Barrick”) reported continued progress at Pueblo Viejo during the June 2021 quarter to expand the process plant and tailings storage capacity. Barrick estimates that the expansion project could significantly increase throughput and allow the mine to maintain average annual gold production of approximately 800,000 ounces after calendar 2022 (on a 100% basis), and that the increase in tailings storage capacity has the potential to convert over 9 million ounces of mineralized material to reserves (on a 100% basis). Barrick reported that as of June 30, 2021, the engineering design of the process plant expansion is 87% complete, construction is 10% complete, and completion of the process plant expansion is expected by the end of calendar 2022. Barrick also reported an agreement with key stakeholders to allow independent government-led oversight of the strategic environmental and social impact assessment studies for the new tailings storage facility, which is an important first step in starting fieldwork and advancing the permitting process.

Silver stream deliveries were approximately 1.5 million ounces of silver during fiscal 2021, compared to approximately 1.7 million ounces of silver during fiscal 2020. The decrease in silver deliveries during the fiscal year ended June 30, 2021, is attributable to lower silver recoveries resulting from temporary operational issues with the silver circuit that caused recoveries to fall below the fixed 70% recovery rate specified in the stream agreement. The stream agreement includes a deferral mechanism for ounces that cannot be delivered at this fixed recovery rate, with the economic impact of any shortfall in deliveries to be made up in future periods. As of June 30, 2021, approximately 437,000 ounces of silver deliveries have been deferred. Barrick has advised that maintenance work on the silver recovery circuit is complete and silver recovery has steadily improved over the past quarter. Barrick also advised that modifications to further improve silver recovery are underway and are expected to be completed during the current quarter. With the recovery improvements, Royal Gold expects that delivery of the deferred ounces to begin next quarter.

Repayment and Amendment of Revolving Credit Facility

On April 1, 2021, Royal Gold repaid the then-remaining $150 million outstanding balance under the revolving credit facility, reducing the amount outstanding to $0 for the remainder of the fourth quarter.

On July 7, 2021, Royal Gold entered into a fourth amendment to the revolving credit facility dated as of June 2, 2017. The amendment extends the maturity date from June 3, 2024, to July 7, 2026, provides for the eventual replacement of LIBOR and makes certain changes to the lenders under the agreement.

In August 2021, the Company drew $100 million on the revolving credit facility for business development activities, leaving $900 million available under the credit facility.

Change to Fiscal Year End and Provision of Full Year Guidance

On August 9, 2021, the Royal Gold Board of Directors approved a change to Royal Gold’s fiscal year end from June 30 to December 31, effective as of December 31, 2021. To complete the change, Royal Gold will use a six-month transition period from July 1, 2021, to December 31, 2021. As part of this change, Royal Gold will hold its 2022 annual stockholders’ meeting on May 25, 2022.

Additionally, Royal Gold expects to issue one-year guidance for total GEO sales, depreciation, depletion and amortization expense, and effective tax rate during the second calendar quarter of 2022. With this change, Royal Gold will no longer provide guidance for stream sales on a quarterly basis.

These changes are intended to more closely align Royal Gold’s reporting and disclosure with that of the majority of its counterparties and the precious metals sector, which will allow market participants to more closely evaluate and compare Royal Gold’s performance.

Fiscal 2021 Overview

For fiscal 2021, the Company recorded net income of $302.5 million, or $4.61 per basic share and $4.60 per diluted share, as compared to net income of $199.3 million, or $3.04 per basic share and $3.03 per diluted share, for fiscal 2020. The increase in earnings was primarily attributable to (i) an increase in revenue, (ii) a one-time gain attributable to the sale of the Peak Gold JV interest during the September 2020 quarter and (iii) various discrete income tax benefits recognized during the September 2020 and June 2021 quarters. These increases were partially offset by increases in the cost of sales and depreciation, depletion and amortization expense, each discussed further below.

For fiscal 2021, the Company recognized total revenue of $615.9 million, which is comprised of stream revenue of $424.0 million and royalty revenue of $191.9 million, at an average gold price of $1,849 per ounce, an average silver price of $25.38 per ounce and an average copper price of $3.60 per pound, compared to total revenue of $498.8 million, which is comprised of stream revenue of $359.9 million and royalty revenue of $138.9 million, at an average gold price of $1,560 per ounce, an average silver price of $16.90 per ounce and an average copper price of $2.57 per pound, for fiscal 2020. The increase in total revenue for fiscal 2021 compared with fiscal 2020 resulted primarily from an increase in the average gold, silver and copper prices compared to the prior period and an increase in production within the royalty segment.

Cost of sales increased to $92.9 million for fiscal 2021 from $83.9 million for fiscal 2020. The increase was primarily due to an increase in the gold, silver and copper prices and an increase in copper sales at Mount Milligan when compared to the prior period. This increase was partially offset by a decrease in gold sales at Mount Milligan and Andacollo when compared to the prior period. Cost of sales, which excludes depreciation, depletion and amortization, is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for all other streams is a set contractual percentage of the gold, silver or copper spot price, as applicable, near the date of metal delivery.

General and administrative costs decreased to $28.4 million for fiscal 2021 from $30.2 million for fiscal 2020. The decrease was primarily due to additional non-cash stock compensation expense of approximately $3.3 million recognized in the prior year period due to the accelerated vesting of certain equity awards in connection with the retirement of the Company’s former President and Chief Executive Officer and former Vice President and General Counsel in January 2020.

Exploration costs decreased to $0.6 million for fiscal 2021 from $5.2 million for fiscal 2020. Exploration costs were specific to the exploration and advancement of the Peak Gold JV. On September 30, 2020, the Company sold the Peak Gold JV interest for cash consideration of $61.3 million and certain incremental net smelter return royalties.

Depreciation, depletion and amortization increased to $183.6 million for fiscal 2021 from $175.4 million for fiscal 2020. The increase was primarily due to higher copper sales at Mount Milligan and an increase in depletion rates at Mount Milligan through the six months ended December 31, 2020, as previously discussed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020. The increase in depreciation, depletion and amortization was offset by a decrease in gold sales at Mount Milligan and Andacollo.

The Company recognized a gain in fair value changes in equity securities of $6.0 million for fiscal 2021, compared to a gain in fair value changes in equity securities of $1.4 million for fiscal 2020.

Interest and other expense decreased to $6.4 million for fiscal 2021, from $9.8 million for fiscal 2020. The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding during the current period when compared to the prior period.

During fiscal 2021 the Company recognized income tax expense totaling $36.9 million compared with an income tax benefit of $3.7 million during fiscal 2020. This resulted in an effective tax rate of 10.9% during the current period, compared with (1.9%) in the prior period. The effective tax rate for fiscal 2021 was primarily impacted by the release of uncertain tax liabilities resulting from settlement agreements with foreign tax authorities in various jurisdictions. The effective tax rate for fiscal 2020 was primarily impacted by a net step-up of tax assets due to the enactment of the Federal Act on Tax Reform and AHV Financing in Switzerland (Swiss Tax Reform) and the release of an uncertain tax liability resulting from a settlement agreement with a foreign tax authority. Absent these discrete income tax items, the Company’s effective tax rate would have been approximately 21% for fiscal 2021.

Net cash provided by operating activities totaled $407.2 million for fiscal 2021 compared to $340.8 million for fiscal 2020. The change was primarily due to an increase in proceeds received from the Company’s stream and royalty interests, net of cost of sales and production taxes, of approximately $86.1 million over fiscal 2020. This increase was offset by $27.4 million of higher cash taxes paid, net of refunds over the fiscal and lower income taxes paid over fiscal 2020.

At June 30, 2021, the Company had current assets of $297.1 million compared to current liabilities of $52.1 million resulting in working capital of $245.0 million. This compares to current assets of $362.2 million and current liabilities of $43.6 million at June 30, 2020, resulting in working capital of $318.6 million. The decrease in working capital was primarily attributable to the repayment of outstanding debt.

During fiscal 2021, liquidity needs were met from $407.2 million in net cash provided by operating activities and available cash resources. As of June 30, 2021, the Company had $1 billion available and no amounts outstanding under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1.2 billion of total liquidity at June 30, 2021. In August 2021, the Company borrowed $100 million under the revolving credit facility for business development activities.

Fourth Quarter 2021 Overview

Fourth quarter revenue was $168.0 million compared to $120.0 million in the prior year quarter, with stream revenue totaling $114.4 million and royalty revenue totaling $53.6 million. The increase in total revenue for the fourth quarter compared to the prior year quarter was due to higher average gold, silver and copper prices, higher gold stream sales from Andacollo, higher copper stream sales from Mount Milligan and higher royalty revenue primarily from Peñasquito, Cortez and Voisey’s Bay. These increases were partially offset by lower gold sales from Mount Milligan and lower silver sales from Pueblo Viejo.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $24.7 million for the fourth quarter from $20.7 million for the prior year quarter. The increase was primarily due to higher gold, silver and copper prices, higher gold sales from Andacollo and higher copper sales from Mount Milligan, partially offset by lower gold sales from Mount Milligan and lower silver sales from Pueblo Viejo. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

Depreciation, depletion and amortization increased to $48.0 million for the fourth quarter from $45.4 million for the prior year quarter. The increase was primarily due to higher GEO volumes.

During the fourth quarter, the Company recognized a gain of $2.0 million on changes in fair value of equity securities related to warrants to purchase common shares of TriStar Gold Inc., compared to a gain of $6.4 million in the prior year period. Holdings in the prior period also included shares in Contango ORE, Inc., which were sold in September 2020, and shares in Battle North Gold Corporation, which were sold in May 2021.

Interest and other expense decreased to $1.1 million for the fourth quarter, from $2.7 million for the prior year period. The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding when compared to the prior year quarter.

During the fourth quarter, the Company recognized an income tax expense of $5.5 million, compared with an income tax expense of $0.045 million during the prior year period. The current period tax expense was primarily impacted by the release of an uncertain tax liability resulting from a settlement agreement with a foreign tax authority related to withholding tax. Absent the discrete income tax benefit, the Company’s effective tax rate would have been approximately 20% for the fourth quarter.

Outlook

For the quarter ended September 30, 2021, Royal Gold expects stream segment sales to range between 62,000 and 67,000 GEOs with quarter-end inventory ranging between 22,000 and 27,000 GEOs.

For the 6-month stub period ended December 31, 2021, Royal Gold expects total stream segment and royalty sales volume to range between 175,000 and 185,000 GEOs4. For the same period, depreciation, depletion and amortization expense is expected to range between $520 and $570 per GEO.

Other than potential remaining conditional funding at the Khoemacau Project and potential exploration and resource payments under the NX Gold Mine stream, both as described above, Royal Gold has no other project capital commitments or financing obligations.

Property Highlights

A breakdown of revenue for the stream and royalty portfolio can be found on Table 1. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2021 operator production estimates for the Company’s principal stream and royalty properties compared to actual production at these properties through June 30, 2021 can be found on Table 3. Results of the streaming business for the fiscal 2021 and the fourth quarter, compared to fiscal 2020 and prior year quarter, respectively, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the fourth quarter, compared to the prior year quarter, are detailed in the Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

4 Commodity price assumptions for GEO projections include: $1,750 per ounce of gold, $25.50 per ounce of silver, $4.15 per pound of copper, $8.00 per pound of nickel, $0.95 per pound of lead, and $1.25 per pound of zinc

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2021, the Company owned interests on 187 properties on five continents, including interests on 41 producing mines and 17 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Fourth Quarter and Fiscal Year 2021 Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the fourth quarter and fiscal 2021 results will be held on Thursday, August 12, 2021, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance and outlook, including sales volume, revenue, expenses, tax rates, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; liquidity, financing and stockholder returns; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19, including due to variant strains of the virus; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, included those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2021. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Fourth Quarter Fiscal 2021
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended		Year Ended
			June 30,		June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2021	2020	2021		2020
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$43,802	$38,001	$156,938		$131,425
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	8,238	7,745	33,599		27,311
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$26,585	$23,444	$115,583		$96,978
Andacollo	Gold	100% of payable gold	27,867	10,895	82,164		74,219
Africa
Wassa	Gold	10.5% of payable gold	$7,129	$4,443	$31,772		$23,203
Prestea and Bogoso	Gold	5.5% of payable gold	800	1,275	3,933		6,732
Total stream revenue			$114,421	$85,803	$423,989		$359,868
Royalty:
Canada
Holt	Gold	0.00013 x Au price NSR	$-	$866	$-		$11,108
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	5,310	682	16,302		6,880
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	2,379	1,166	8,776		6,758
Williams	Gold	0.97% NSR	681	741	3,082		2,736
LaRonde Zone 5	Gold	2.0% NSR	619	399	2,247		1,786
Other-Canada	Various	Various	611	587	1,264		1,256
United States
Cortez	Gold	GSR1, GSR2, GSR3, NVR1, NVR1C	$13,739	$8,233	$36,160		$22,342
Robinson	Gold, copper	3.0% NSR	2,899	2,079	11,955		8,712
Marigold	Gold	2.0% NSR	2,101	1,676	9,184	-	6,722
Goldstrike	Gold	0.9% NSR	587	756	3,146		3,401
Wharf	Gold	0.0%-2.0% sliding-scale GSR	873	851	3,550		2,873
Other-United States	Various	Various	1,149	1,284	4,615		4,641
Latin America
Penasquito	Gold, silver, lead, zinc	2.0% NSR	$13,399	$6,076	$49,688		$25,498
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,792	1,732	8,524		7,233
El Limon	Gold	3.0% NSR	1,234	551	5,071		3,063
Other-Latin America	Various	Various	-	6	664		1,052
Africa
Taparko	Gold	2.0% GSR, 0.75% GSR (milling royalty)	$559	$848	$2,801		$2,575
Other - Africa	Various	Various	-	-	-		-
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,826	$1,516	$7,006		$5,263
Gwalia Deeps	Gold	1.5% NSR	1,178	1,317	4,118		4,166
Meekatharra	Gold	0.45% or 1.5% NSR	738	758	4,033		3,027
Other-Australia	Various	Various	507	595	6,308		2,796
Europe
Las Cruces	Copper	1.5% NSR	$423	$1,445	$3,372		$5,062
Other-Europe	Various	Various	-	-	-		-
Total royalty revenue			$53,606	$34,162	$191,867		$138,951
Total revenue			$168,027	$119,965	$615,856		$498,819

1	Refer to Part I, Item 2, of the Company’s Fiscal 2021 Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Jun. 30, 2021		Mar. 31, 2021		Dec. 31, 2020		Sep. 30, 2020		Jun. 30, 2020
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	16,100	oz	9,200	oz	16,900	oz	11,800	oz	20,200	oz
		18.75% of payable copper	Copper	3.4	Mlb	4.4	Mlb	4.1	Mlb	4.1	Mlb	1.7	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold up to 990,000 ounces; 3.75% thereafter	Gold	11,100	oz	10,500	oz	9,400	oz	11,100	oz	10,200	oz
		75% of Barrick's interest in payable silver up to 50 million ounces; 37.5% thereafter(2)	Silver	247,500	oz	418,200	oz	408,600	oz	451,200	oz	394,700	oz
Andacollo	Teck	100% of payable gold up to 900,000 ounces; 50% thereafter	Gold	15,400	oz	7,100	oz	9,500	oz	12,200	oz	6,300	oz
Wassa	Golden Star	10.5% of payable gold up to 240,000 ounces; 5.5% thereafter	Gold	4,000	oz	4,800	oz	3,600	oz	4,900	oz	2,600	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	179,800	oz	180,400	oz	210,600	oz	130,700	oz	83,700	oz
			Silver	7.6	Moz	8.1	Moz	8.7	Moz	6.4	Moz	5.2	Moz
			Lead	41.8	Mlb	50.1	Mlb	52.1	Mlb	41.7	Mlb	30.6	Mlb
			Zinc	101.7	Mlb	119.3	Mlb	93.8	Mlb	98.0	Mlb	90.2	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C(3)	Gold	89,800	oz	51,900	oz	57,600	oz	37,600	oz	52,500	oz

1	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
2	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
3	Production includes applicable royalty deductions. Please refer to Part I, Item 2, of the Company’s Fiscal 2021 Form 10-K for a full description of the Company’s royalty interests at Cortez.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2021
	Full Year Calendar 2021(1)			Production(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	N/A			19,700
Mount Milligan(4)	180,000 - 200,000			97,300
Copper			70 - 80 M			38.4 M
Pueblo Viejo(5)	470,000 - 510,000	N/A		254,000	N/A
Wassa(6)	145,000 - 155,000			78,000
Royalty:
Cortez(7)	350,000 - 375,000			141,700
Peñasquito(8)	660,000	30 M		348,000	15.6 M
Lead			190 M			94 M
Zinc			475 M			216 M

1	Production estimates received from the operators are for calendar 2021. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2021 Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2021 through June 30, 2021, unless otherwise noted in footnotes to this table.
3	The actual production figure shown for Andacollo is contained gold in concentrate. The estimated production figure was not available on the date of this release.
4	The estimated production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré.
7	Production from Cortez subject to Royal Gold’s royalty interests.
8	The estimated and actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2021		June 30, 2020		June 30, 2021	June 30, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	20,800	16,100	15,000	20,200	11,400	3,300
Andacollo	11,300	15,400	6,100	6,300	2,400	100
Pueblo Viejo	9,800	11,100	11,100	10,200	9,800	11,100
Wassa	3,600	4,000	4,900	2,500	2,300	2,900
Other	3,800	4,000	3,700	4,900	1,300	1,500
Total	49,300	50,600	40,800	44,100	27,200	18,900

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2021		June 30, 2020		June 30, 2021	June 30, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	386,500	247,500	451,200	394,700	386,500	451,200
Other	98,600	72,000	37,400	55,300	98,900	23,400
Total	485,100	319,500	488,600	450,000	485,400	474,600

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2021		June 30, 2020		June 30, 2021	June 30, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	5.1	3.4	2.4	1.7	1.7	0.8

	Year Ended		Year Ended		As of	As of
	June 30, 2021		June 30, 2020		June 30, 2021	June 30, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	62,300	54,200	59,900	63,700	11,400	3,300
Andacollo	46,400	44,100	43,900	48,100	2,400	100
Pueblo Viejo	40,800	42,100	45,000	43,300	9,800	11,100
Wassa	16,700	17,300	16,500	15,000	2,300	2,900
Other	17,100	17,400	19,500	20,300	1,300	1,500
Total	183,300	175,100	184,800	190,400	27,200	18,900

	Year Ended		Year Ended		As of	As of
	June 30, 2021		June 30, 2020		June 30, 2021	June 30, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	1,460,800	1,525,500	1,726,100	1,750,400	386,500	451,200
Other	288,900	213,400	175,700	188,800	98,900	23,400
Total	1,749,700	1,738,900	1,901,800	1,939,200	485,400	474,600

	Year Ended		Year Ended		As of	As of
	June 30, 2021		June 30, 2020		June 30, 2021	June 30, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	16.9	15.9	12.6	12.7	1.7	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	June 30, 2021	June 30, 2020
ASSETS
Cash and equivalents	$225,916	$319,128
Royalty receivables	47,242	27,689
Income tax receivable	4,520	2,435
Stream inventory	17,684	11,671
Prepaid expenses and other	1,773	1,227
Total current assets	297,135	362,150
Stream and royalty interests, net	2,262,158	2,318,913
Other assets	92,312	85,224
Total assets	$2,651,605	$2,766,287
LIABILITIES
Accounts payable	$6,398	$2,484
Dividends payable	19,681	18,364
Income tax payable	14,479	13,323
Other current liabilities	11,525	9,384
Total current liabilities	52,083	43,555
Debt	—	300,439
Deferred tax liabilities	88,000	86,439
Uncertain tax positions	910	25,427
Other liabilities	7,197	8,308
Total liabilities	148,190	464,168
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,551,061 and 65,531,288 shares outstanding, respectively	656	655
Additional paid-in capital	2,203,863	2,210,429
Accumulated earnings	286,249	61,133
Total Royal Gold stockholders’ equity	2,490,768	2,272,217
Non-controlling interests	12,647	29,902
Total equity	2,503,415	2,302,119
Total liabilities and equity	$2,651,605	$2,766,287

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Year Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue	$168,027	$119,965	$615,856	$498,819
Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	24,668	20,741	92,898	83,890
General and administrative	7,212	6,537	28,387	30,195
Production taxes	2,152	890	6,743	3,824
Exploration costs	—	485	563	5,190
Depreciation, depletion and amortization	48,028	45,396	183,569	175,434
Impairment of royalty interests	—	1,341	—	1,341
Total costs and expenses	82,060	75,390	312,160	299,874
Gain on sale of Peak Gold JV interest	—	—	33,906	—
Operating income	85,967	44,576	337,602	198,945
Fair value changes in equity securities	1,957	6,390	6,017	1,418
Interest and other income	676	425	2,443	2,046
Interest and other expense	(1,145)	(2,674)	(6,419)	(9,813)
Income before income taxes	87,455	48,717	339,643	192,596
Income tax (expense) benefit	(5,536)	(45)	(36,867)	3,654
Net income and comprehensive income	81,919	48,672	302,776	196,250
Net (income) loss and comprehensive (income) loss attributable to non-controlling interests	(242)	343	(244)	3,093
Net income and comprehensive income attributable to Royal Gold common stockholders	$81,677	$49,015	$302,532	$199,343
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.24	$0.75	$4.61	$3.04
Basic weighted average shares outstanding	65,550,682	65,522,569	65,546,400	65,523,024
Diluted earnings per share	$1.24	$0.75	$4.60	$3.03
Diluted weighted average shares outstanding	65,636,964	65,627,851	65,627,591	65,643,390
Cash dividends declared per common share	$0.30	$0.28	$1.18	$1.11

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Year Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income and comprehensive income	$81,920	$48,672	$302,776	$196,250
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	48,028	45,395	183,569	175,434
Amortization of debt discount and issuance costs	1,148	285	1,148	1,136
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Non-cash employee stock compensation expense	1,494	833	5,730	9,116
Fair value changes in equity securities	(1,957)	(6,390)	(6,017)	(1,418)
Deferred tax (benefit) expense	9,506	4,718	456	(32,399)
Impairment of royalty interests	—	1,341	—	1,341
Other	(861)	—	(177)	(148)
Changes in assets and liabilities:
Royalty receivables	(1,814)	4,632	(19,552)	(6,957)
Stream inventory	(3,194)	276	(6,014)	(291)
Income tax receivable	10,150	8,926	(2,085)	268
Prepaid expenses and other assets	(680)	(2,057)	318	(7,828)
Accounts payable	1,993	1,020	3,237	(275)
Income tax payable	(11,181)	(7,705)	1,156	6,349
Uncertain tax positions	(12,048)	(11,014)	(24,518)	(11,146)
Other liabilities	(1,651)	2,625	1,030	11,320
Net cash provided by operating activities	$120,853	$91,557	$407,151	$340,752
Cash flows from investing activities:
Acquisition of stream and royalty interests	(85,659)	(48,130)	(168,147)	(155,985)
Khoemacau subordinated debt facility	(18,000)	—	(18,000)	—
Proceeds from sale of Peak Gold JV interest	—	—	49,154	—
Proceeds from sale of equity securities	8,651	—	20,797	—
Other	(90)	360	(541)	3,126
Net used in provided by investing activities	$(95,098)	$(47,770)	$(116,737)	$(152,859)
Cash flows from financing activities:
Repayment of debt	(150,000)	—	(305,000)	(115,000)
Borrowings from revolving credit facility	—	200,000	—	200,000
Net payments from issuance of common stock	(40)	77	(1,465)	(4,180)
Common stock dividends	(19,682)	(18,360)	(76,099)	(71,471)
Other	(377)	(91)	(1,062)	2,411
Net cash (used in) provided by financing activities	$(170,099)	$181,626	$(383,626)	$11,760
Net (decrease) increase in cash and equivalents	(144,344)	225,413	(93,212)	199,653
Cash and equivalents at beginning of period	370,260	93,715	319,128	119,475
Cash and equivalents at end of period	$225,916	$319,128	$225,916	$319,128

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended		Year Ended
	June 30,		June 30,
(amounts in thousands)	2021	2020	2021	2020
Net income and comprehensive income	$81,919	$48,672	$302,774	$196,250
Depreciation, depletion and amortization	48,028	45,396	183,569	175,434
Non-cash employee stock compensation	1,494	833	5,729	9,116
Impairment of royalty interests	—	1,341	—	1,341
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Fair value changes in equity securities	(1,957)	(6,390)	(6,016)	(1,418)
Interest and other, net	469	2,249	3,975	7,767
Income tax expense (benefit)	5,536	45	36,869	(3,654)
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(242)	343	(243)	3,241
Adjusted EBITDA	$135,247	$92,489	$492,751	$388,077

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2021	2021	2020	2020
Net income and comprehensive income	$81,919	$54,193	$59,988	$106,674
Depreciation, depletion and amortization	48,028	41,296	47,945	46,300
Non-cash employee stock compensation	1,494	1,344	1,398	1,493
Gain on sale of Peak Gold JV interest	—	—	—	(33,906)
Fair value changes in equity securities	(1,957)	(1,902)	382	(2,539)
Interest and other, net	469	1,087	965	1,454
Income tax expense (benefit)	5,536	17,679	16,031	(2,377)
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(242)	(167)	(99)	265
Adjusted EBITDA	$135,247	$113,530	$126,610	$117,364

TTM adjusted EBITDA	$492,751

Debt	$—
Debt issuance costs	3,443
Cash and equivalents	(225,916)
Net (cash)	$(222,473)

Net cash to TTM adjusted EBITDA	(0.45)x

Cash G&A:

	Three Months Ended		Year Ended
	June 30,		June 30,
(amounts in thousands)	2021	2020	2021	2020
General and administrative expense	$7,212	$6,537	$28,387	$30,195
Non-cash employee stock compensation	(1,494)	(833)	(5,729)	(9,116)
Cash G&A	$5,718	$5,704	$22,658	$21,079

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2021	2021	2020	2020
General and administrative expense	$7,212	$6,932	$6,789	$7,454
Non-cash employee stock compensation	(1,494)	(1,344)	(1,398)	(1,493)
Cash G&A	$5,718	$5,588	$5,391	$5,961

TTM cash G&A	$22,658

Adjusted net income and adjusted net income per share:

	Three Months Ended		Year Ended
	June 30,		June 30,
(amounts in thousands, except per share data)	2021	2020	2021	2020
Net income and comprehensive income attributable to Royal Gold common stockholders	$81,677	$49,015	$302,532	$199,343
Fair value changes in equity securities	(1,957)	(6,390)	(6,017)	(1,418)
Impairment of royalty interests	—	1,341	—	1,341
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Discrete tax benefits	(11,488)	(11,477)	(34,686)	(40,014)
Non-recurring non-cash employee stock compensation	—	—	—	3,338
Tax effect of adjustments	499	1,741	8,532	(180)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	68,731	34,230	$236,455	$162,410

Net income attributable to Royal Gold common stockholders per diluted share	$1.24	$0.75	4.60	3.03
Fair value changes in equity securities	(0.03)	(0.10)	(0.09)	(0.02)
Impairment of royalty interests	—	0.02	—	0.02
Gain on sale of Peak Gold JV interest	—	—	(0.52)	—
Discrete tax benefits	(0.18)	(0.17)	(0.53)	(0.61)
Non-recurring non-cash employee stock compensation	—	—	—	0.05
Tax effect of adjustments	0.01	0.03	0.13	—
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.04	$0.53	$3.59	$2.47

Free cash flow:

	Three Months Ended		Year Ended
	June 30,		June 30,
(amounts in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$120,853	$91,557	$407,151	$340,752
Acquisition of stream and royalty interests	(85,659)	(48,130)	(168,147)	(155,985)
Free cash flow	$35,194	$43,427	$239,004	$184,767

Net cash used in investing activities	$(95,098)	$(47,770)	$(116,737)	$(152,859)
Net cash (used in) provided by financing activities	$(170,099)	$181,626	$(383,626)	$11,760

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.